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Exhibit 10.19

PHASE FORWARD INCORPORATED

2005 Global Sales Executive Incentive Compensation Plan

Effective Date January 1, 2005

Phase Forward
2005 Global Sales Executive
Incentive Compensation Plan
Effective: January 1, 2005

1)    Purpose:

        The Phase Forward Incorporated 2005 Global Sales Executive Incentive Compensation Plan is established to incent and reward the Participant to achieve certain Company sales and financial goals. The base salary and incentive opportunity outlined in this plan is intended to reward the Participant with total cash compensation that is equal to or above what is paid for similar positions by similar companies upon achievement of the expected level of performance.

2)    Effective Date:

        This plan is effective on January 1, 2005 and applies to all contracts entered into between January 1, 2005 and December 31, 2005 and supercedes all plans and terms previously in effect.

3)    Participation:

        Global Sales Executives who are eligible to participate will receive a plan document with a personalized schedule as Attachment A.

4)    Definitions:

(a)   Base Salary

        The Participant's base salary is a fixed amount that is determined by the Management Development and Compensation Committee who will take into consideration the competitive market, qualifications for the position, and past performance. The base salary is paid in accordance with the company's normal payroll practices. No other "annual reviews" or other salary adjustments will occur for participants during the course of the fiscal year.

(b)   Bookings

        These are Orders that are accepted by the company, net of pass-through items.

(c)   Accrued Bonus

        For Orders that are fixed in nature, a bonus is accrued upon acceptance of an Order by the company, which is evidenced by signing of the Order by the designated authority in the company. For Orders that are variable in nature, such as estimated usage fees or future service commitments, bonus is accrued at the time the Order becomes fixed (as usage occurs or committed amount is fixed and determinable).

(d)   Pass-Through Items

        Products or services provided at cost. Pass-through items are not compensated under the plan

(e)   Negative Booking

        A Negative Booking is a change to an Order, which results in the reduction of the net amount of an Order, the reversal of previously recognized revenue, the uncollectability of an account receivable related to previously recognized revenue, or an indication of hold status or suspension for a period greater than (six) 6 months. Bonuses paid that subsequently have events which result in a negative booking will have a reversal in payment in the month or months following the quarter they become a negative booking until full repayment is achieved. Negative bookings will be reversed at the bonus amount that was applied at the time of the transaction, and only for the original sales executive paid.

5)    Sales Quota:

        One global annual quota will be set for participants in this plan.

6)    Incentive Payments:

        The payment schedule and plan components are outlined on Attachment A.

7)    Termination:

        Upon termination of employment, voluntary or involuntary, the Participant will be paid the applicable base salary through the agreed upon termination date. Any additional payments will be in accordance with the terms and conditions of any Executive Agreement or Employment Agreement between the employee and the Company (or a subsidiary) in effect at the time of termination. The Participant must also return all company documents and property.

8)    Administration and Other Matters:

        Administration of this policy will be the responsibility of the Vice President, Finance and the Vice President, Human Resources of the company in consultation with the the CEO. In the case of a dispute, interpretation of the terms, conditions, goals, or payments from this plan will be made solely by the Vice President of Human Resources after a full review of the facts, input from affected parties, and appreciation of the overall intent of the Plan. The decision of company management on all matters under this policy will be final, and the company reserves the right to amend, modify, or terminate this policy at any time without notice. Any change will be made in writing as far in advance as possible, of the effective date of such change. In addition the company reserves the right to make adjustments to the policy in its sole discretion in specific instances based on unusual or special circumstances.

        If any term or condition of this Plan is found to be in non-conformance with a given state, federal, or country law, that term or condition will be non-enforceable but will not negate other terms and conditions of the Plan. However, Phase Forward Incorporated will review and modify the overall plan to conform to such law.

        Eligibility and participation in this Plan in no way infers or reflects any guarantee of a contract of employment. Except as expressly set forth in any employee's agreement signed by the company and employee, all of the employees of the company are employees "at will". Participation in this plan does not confer any right to continue in Phase Forward's employ or limit the right of Phase Forward to terminate the Participant at any time, with or without cause or notice.

        Phase Forward Incorporated is an Equal Opportunity Employer committed to a diverse workforce. The company will not discriminate on the basis of race, color, religion, age, sexual orientation, national origin, physical or mental disability, or veteran status.

9)    Extraordinary Events:

        Any event deemed extraordinary by the Vice President, HR or the CEO, may result in, changes to the terms and conditions of the plan, changes in the payment structure and other events up to and including termination of this plan, and the creation of a new plan. It should not be expected by the Participant that events resulting in a revenue or bookings windfall would be counted in determining performance as it relates to the goals and quota and any payments resulting from this may be appropriately adjusted.

        I acknowledge that I have read this document, including the Attachment A, and agree to the terms and conditions of the plan.

Date
Signature
Printed Name

Attachment A

FY2005 Global Bookings Target—[Redacted]

Steve Powell—International

Base Salary:	£160,000
Target Bonus:	£120,000
TAE:	£280,000

Compensation Plan

50%	Quarterly bookings performance	£60,000	Paid quarterly
20%	YTD bookings performance	£24,000	Paid quarterly
30%	Phase Forward Profitability	£36,000	Paid annually (Earned Quarterly)

Quarterly Quota		YTD Targets		Profitability
Q-1	[Redacted]	Q-1	[Redacted]	Q-1	[Redacted]
Q-2	[Redacted]	Q-2	[Redacted]	Q-2	[Redacted]
Q-3	[Redacted]	Q-3	[Redacted]	Q-3	[Redacted]
Q-4	[Redacted]	Q-4	[Redacted]	Q-4	[Redacted]

Payment Schedule Bookings components*

Achievement %	Payout %
<60%	0%
>60% - 80%	.5% for each % Achieved
>80% - 100%	Actual %
>100% - 125%	3% for each % achieved
>125%	2% for each % achieved (Maximum Payout 250%)

*
Minimum achievement of 80% required for Profitability component paid in accordance with the Management Incentive Plan, up to a maximum of 125% achievement of Company Targets.

Attachment A

FY2005 Global Bookings Target—[Redacted]

John Hamilton—North America

Base Salary:	$225,000
Target Bonus:	$135,000
TAE:	$360,000

Compensation Plan

50%	Quarterly bookings performance	$67,500	Paid quarterly
20%	YTD bookings performance	$27,000	Paid quarterly
30%	Phase Forward Profitability	$40,500	Paid annually (Earned Quarterly)

Quarterly Quota		YTD Targets		Profitability
Q-1	[Redacted]	Q-1	[Redacted]	Q-1	[Redacted]
Q-2	[Redacted]	Q-2	[Redacted]	Q-2	[Redacted]
Q-3	[Redacted]	Q-3	[Redacted]	Q-3	[Redacted]
Q-4	[Redacted]	Q-4	[Redacted]	Q-4	[Redacted]

Payment Schedule Bookings components*

Achievement %	Payout %
<60%	0%
>60% - 80%	.5% for each % Achieved
>80% - 100%	Actual %
>100% - 125%	3% for each % achieved
>125%	2% for each % achieved (Maximum Payout 250%)

*
Minimum achievement of 80% required for Profitability component, paid in accordance with the Management Incentive Plan, up to a maximum of 125% achievement of Company targets.

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Phase Forward 2005 Global Sales Executive Incentive Compensation Plan Effective: January 1, 2005